Exhibit 99

Jeffrey W. Coy, Director and Vice Chairman of Orrstown Bank and Orrstown Financial Services, Inc., Announces Retirement.

SHIPPENSBURG, PA, May 9, 2018. Orrstown Financial Services, Inc. (the “Company”) (NASDAQ:ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced that Jeffrey W. Coy is retiring as a Director of the Bank and Company effective today. Mr. Coy joined the Board of Directors of the Bank and Company in 1984 and has served as Vice Chairman of both Boards since 1998.

Mr. Coy was elected as a Democrat to the Pennsylvania House of Representatives for the 1983 term and reelected to 10 consecutive terms thereafter, representing the 89th District in Cumberland and Franklin counties. He served as Caucus Chairman from 1993 to 2004. Following his resignation from the House in September 2004, he was appointed to the Pennsylvania State Gaming Control Board, a position he held until 2011.

In addition to his government service, Mr. Coy has been extremely active in the community, at different times serving as a board member of the Pennsylvania State System of Higher Education and Shippensburg State College (now Shippensburg University). Most recently, Mr. Coy was elected Chair of the Shippensburg University Council of Trustees. He also serves as the right Worshipful Grand Treasurer of the Fraternity of Free and Accepted Masons Grand Lodge of Pennsylvania. Mr. Coy has also served as the organist of Memorial Lutheran Church in Shippensburg for more than 40 years.

Joel R. Zullinger, Chairman of the Board of the Bank and Company, commented, “Jeff has been instrumental in guiding Orrstown over the past 34 years. In addition to his contributions to the Bank and Company, Jeff has been a personal friend and a mentor to me and many others, including Directors who joined after he began his tenure. His leadership, common sense, and sense of humor will be missed at Orrstown and I count myself lucky to have known him since 1964.”

Thomas R. Quinn, Jr., President & CEO, added, “I have been fortunate to work with Jeff over the past 9 years and greatly value his tireless support and input as he helped guide the Bank and Company through the recession of 2008 and to its current solid footing. It is nearly impossible to list all of the people and worthy organizations Jeff has impacted through his community involvement.”

About the Company
With over $1.6 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements: This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts.

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